Exhibits 5.1 & 23.1

July 26, 2006

Board of Directors

Hampton Roads Bankshares, Inc.

999 Waterside Drive, 2nd Floor

Norfolk, Virginia 23510

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form S-1, File No. 333-134880, as amended (the “Registration Statement”), filed by Hampton Roads Bankshares, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended, of 1,541,000 shares of the Company’s common stock, par value $0.625 per share (“Common Stock”), which shares are proposed to be offered to the public pursuant to an Underwriting Agreement filed as an exhibit to the Registration Statement (the “Offering”).

We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion.

The opinion expressed herein is limited in all respects to the application of the law of the Commonwealth of Virginia.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that the aforementioned shares of Common Stock, when issued against payment therefor pursuant to the Offering, will be validly issued, fully paid and non-assessable under the laws of the Commonwealth of Virginia.

Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ John M. Oakey, III
John M. Oakey, III, a Shareholder

A Professional Corporation

MICHIGAN    •    VIRGINIA    •    WASHINGTON, D.C.    •    LONDON

Two James Center 1021 East Cary Street (23219)    P.O. Box 1320 Richmond, VA 23218-1320    Tel: 804.643.1991

Fax: 804.783.6507

www.williamsmullen.com